Exhibit 14.4

                                AMENDMENTS TO THE
                           FIDUCIARY MANAGEMENT, INC.
             PROTOTYPE DEFINED CONTRIBUTION RETIREMENT PLAN ("Plan")


             The following amendments have been made to the Plan, effective on the first day of the first plan year beginning on or after January 1, 1994.

             1. Section 2.6 is amended by inserting at the conclusion of the current provision the following:

                  In addition to other applicable limitations set forth in the plan, and notwithstanding any other provision of the plan to the contrary, for plan years beginning on or after January 1, 1994, the annual Compensation of each employee taken into account under the plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

             For plan years beginning on or after January 1, 1994, any reference in this plan to the limitation under section
        401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

             If Compensation for any prior determination period is taken into account in determining an employee's benefits accruing in the current plan year, the compensation for that prior determination period is subject to OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first plan year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000

             2. The first paragraph of Section 8.3(b) is amended to read as follows:

             (b) If the Participant's vested Account balance in the Pension Plan or the Profit Sharing Plan exceeds (or at the time of any prior distribution exceeded) three thousand five hundred dollars ($3,500), no distribution of that interest shall be made prior to the time the Participant's Account becomes immediately distributable without the written consent of the Participant and, in the case of the Pension Plan, the Participant's spouse (or where either the Participant or the spouse has died, the survivor). The consent of the Participant and the Participant's spouse shall be obtained in writing within the ninety (90) day period ending on the annuity starting date. The annuity starting date is the first day of the first period for which an amount is paid as an annuity or any other form. The Administrator shall notify the Participant and the Participant's spouse of the right to defer any distribution until the Participant's Account balance is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than thirty (30) days and no more than ninety (90) days prior to the annuity starting date; provided that if a distribution is one to which Sections 401(a)(11) and 417 of the Internal Revenue Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

             (1) the Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

             (2) the Participant, after receiving the notice, affirmatively elects a distribution.